UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2021 (June 2, 2021)

Gray Television, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	001-13796	58-0285030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

404-504-9828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock (no par value)	GTN.A	New York Stock Exchange
common stock (no par value)	GTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2021, Gray Television, Inc., a Georgia corporation (“Gray”), Meredith Corporation, an Iowa corporation (“Meredith”) and Gray Hawkeye Stations, Inc., a Delaware corporation and wholly owned subsidiary of Gray (“Merger Sub”), entered into Amendment No. 1 (the “Merger Agreement Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 3, 2021, by and among Gray, Meredith and Merger Sub. Pursuant to the Merger Agreement, Gray, Meredith, and Merger Sub agreed to effect the acquisition of Meredith by Gray, immediately after and subject to the consummation of the spin-off of Meredith’s national media group and corporate segments to a new company (“SpinCo”), through the merger of Merger Sub with and into Meredith (the “Merger”), with Meredith surviving the Merger as the surviving corporation and a wholly owned subsidiary of Gray.

The Merger Agreement Amendment, among other things, increases the merger consideration to be paid to Meredith shareholders by Gray such that each share of Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share (“Class B Stock”), of Meredith, other than shares (x) to be canceled in accordance with Section 2.6(a) of the Merger Agreement and (y) subject to the provisions of Section 2.8 of the Merger Agreement regarding dissenting shares of Class B Stock, shall be converted into the right to receive $16.99 in cash.

In addition, the Merger Agreement Amendment, among other things, (a) increases the termination fee payable in connection with the termination of the Merger Agreement under specified circumstances, including termination of the Merger Agreement (i) by Gray if a Triggering Company Event (as defined in the Merger Agreement) has occurred or (ii) by Meredith in connection with its entry into a definitive agreement for an acquisition proposal that constitutes a Superior Company Proposal (as defined in the Merger Agreement), from $36 million to $113 million and (b) provides that, in connection with the termination of the Merger Agreement by Gray or Meredith as a result of the Company and SpinCo’s failure to consummate certain financing arrangement, a termination fee would be payable by Meredith in the amount of $73 million (in lieu of expense reimbursement).

All other material terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K/A on May 5, 2021, remain substantially the same.

The foregoing description of the Merger Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement Amendment, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Amended and Restated Debt Commitment

In connection with the Merger Agreement Amendment, on June 2, 2021, Gray entered into an amended and restated debt commitment (the “A&R Debt Commitment”) to its previously disclosed financing commitment letter with Wells Fargo Bank, National Association (“Wells”) and the other lender parties thereto, pursuant to which the lenders have committed to provide the debt financing for a portion of the purchase price to be paid to complete the Merger and the refinancing of certain existing indebtedness of Meredith. The A&R Debt Commitment, among other things, increases the total amount of financing available under the bridge facility to an aggregate principal amount of $1.475 billion, in addition to the $1.450 million incremental term loan and the $425 million revolver.

Item 7.01.	Regulation FD Disclosure.

On June 3, 2021, Gray issued a press release announcing the entry into the Merger Agreement Amendment. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

The information set forth under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Amendment No. 1, dated as of June 2, 2021, to Agreement and Plan of Merger, dated as of May 3, 2021, by and among Gray Television, Inc., Gray Hawkeye Stations, Inc., and Meredith Corporation

99.1	Press Release, dated June 3, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward Looking Statements

This Current Report on Form 8-K contains certain forward looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s inability to complete its pending acquisition of Meredith or additional pending transactions, on the terms and within the timeframe currently contemplated, any material regulatory or other unexpected requirements in connection therewith, or the inability to achieve expected synergies therefrom on a timely basis or at all, the impact of recently completed transactions, estimates of future retransmission revenue, future expenses and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this presentation should be evaluated in light of these important risk factors.

Additional Information and Where To Find It

This communication is not a solicitation of a proxy from any shareholder of Meredith. Gray expects Meredith will file relevant materials with the Securities and Exchange Commission in connection with the proposed transactions, including a proxy. INVESTORS OF MEREDITH ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEREDITH, GRAY AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Meredith with the SEC at the SEC’s website at www.sec.gov.

Participants in the Merger Solicitation

Gray, Meredith and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Meredith in connection with the proposed merger and related spin-off. Information about Gray’s directors and executive officers is available in its definitive proxy statement, dated March 25, 2021, for its 2021 annual meeting of shareholders. Information about Meredith’s directors and executive officers is available in Meredith’s definitive proxy statement, dated September 25, 2020, for its 2020 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and Form 10 registration statement regarding the proposed merger and related spin-off that Meredith will file with the SEC when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Television, Inc.

June 3, 2021	By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Executive Vice President and Chief Financial Officer

Exhibit 2.1

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”) is made and entered into as of June 2, 2021, by and among Meredith Corporation, an Iowa corporation (the “Company”), Gray Television, Inc., a Georgia corporation (“Parent”) and Gray Hawkeye Stations, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Each of the Company, Parent and Merger Sub is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Parties entered into that certain Agreement and Plan of Merger, dated as of May 3, 2021 (the “Agreement”).

B. The Agreement, pursuant to Section 10.2 thereof, may be amended by written agreement of the Parties.

C. The Parties desire to amend the Agreement in order to reflect certain additional understandings reached among the Parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Interpretation. This Amendment is made and delivered pursuant to the Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

Section 2. Amendments to the Agreement.

(A) The definition of “Merger Consideration” in the first Recital of the Agreement is hereby amended and restated to replace the words “$14.51 in cash” with “$16.99 in cash”.

(B) The following sentence shall be added to the end of Section 3.9:

“The Company has provided to Parent all written documentation and all other material information relating to any Company Acquisition Proposal received by the Company from the Person making such Company Acquisition Proposal after May 3, 2021 and prior to June 2, 2021.”

(C) Section 7.3(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall promptly (and in any event within two (2) Business Days) notify Parent in writing after receipt of any Company Acquisition Proposal, any inquiry or proposal that could reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or could reasonably be expected to make a Company Acquisition Proposal. Such notice shall indicate the identity of the Person making the proposal, request or offer, the material terms and conditions of any such proposal, request or offer or the nature of the information requested pursuant to such inquiry or request, and any and all written documents and other materials provided to the Company by the Person making such proposal, request or offer in connection with any such proposal, request or offer received. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, regarding any material changes to the status and material terms of any such proposal, request or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and shall provide to Parent all related documentation received by the Company in connection therewith, but in no event later than one (1) Business Day after any such material change.”

(D) Section 7.3(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Prior to making any Company Adverse Recommendation Change or entering into any Alternative Company Acquisition Agreement, (i) the Company Board shall provide Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the reasons therefor and, in the case of a Company Acquisition Proposal, the material terms and conditions of such proposal, and attaching a copy of any proposed agreements for the Superior Company Proposal, if applicable, it being understood that the delivery of such notice shall not itself constitute a Company Adverse Recommendation Change; (ii) during the five (5) Business Days following such written notice, the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Company Proposal or Intervening Event, as applicable, as would enable the Company Board to maintain the Company Board Recommendation and not make a Company Adverse Recommendation Change or, in the case of a Superior Company Proposal, terminate this Agreement; and (iii) at the end of the five (5) Business Day period described in the foregoing clause (ii), the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification

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of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Company Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Laws.”

(E) Section 9.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party or Parties specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 7.11(e), Section 9.3 and Section 10.12, nothing in this first sentence of Section 9.2 shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement. The parties hereto agree that, upon any termination of this Agreement under circumstances where (i) the Company Termination Fee or the Financing Failure Termination Fee is payable by the Company to Parent or (ii) the Parent Termination Fee is payable by Parent to the Company, if such amount referenced in the foregoing clause (i) or (ii), as the case may be, is paid in full, except as provided in the last sentence of Section 9.3(a)(i), the receipt of such amount by the receiving party shall be the sole and exclusive remedy of the receiving party in connection with this Agreement or the transactions contemplated hereby, and such party (A) shall be precluded from any other remedy against any other party hereto, at law or in equity or otherwise and (B) shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any of the other parties hereto, any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any Willful Breach but excluding fraud). Each party acknowledges and agrees that in no event shall the Company be required to pay the Company

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Termination Fee or the Financing Failure Termination Fee on more than one occasion (except, for the avoidance of doubt, as provided in the last sentence of Section 9.3(a)(i)) nor shall Parent be required to pay the Parent Termination Fee on more than one occasion. Each party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.”

(F) Section 9.3(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“In the event that this Agreement is terminated (A) by Parent pursuant to Section 9.1(c)(i), or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, a fee in the amount of $113,000,000 at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i) (the “Company Termination Fee”), or (B) by Parent or the Company pursuant to Section 9.1(b)(i) if, at the time of such termination, (1) each of the conditions set forth in Section 8.1 (other than the conditions set forth in Section 8.1(e)) and Section 8.3, other than those conditions that by their terms are to be satisfied by actions at Closing, has been satisfied or waived, and (2) each of the conditions to the Distribution (as defined in the Separation and Distribution Agreement) set forth in Section 3.3 of the Separation and Distribution Agreement, other than the conditions set forth in Section 3.3(d) and Section 3.3(e) of the Separation and Distribution Agreement, has been satisfied or waived, then the Company shall pay to Parent, by wire transfer of immediately available funds, a fee in the amount of $73,000,000 as promptly as practicable (and, in any event, within two (2) Business Days following such termination) (the “Financing Failure Termination Fee”). For the avoidance of doubt, in no event will both a Company Termination Fee and a Financing Failure Termination Fee be payable in connection with the termination of this Agreement; provided, however, that in the event a Financing Failure Termination Fee is actually paid, a Company Termination Fee (net of any Financing Failure Termination Fee previously paid) may become payable pursuant to Section 9.3(a)(ii).”

(G) Section 9.3(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) in respect

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of a Willful Breach by the Company of a covenant or agreement contained in this Agreement, and in each case at any time after the date of this Agreement prior to such termination (A) a Company Acquisition Proposal has been made to the Company and publicly announced or otherwise disclosed and has not been withdrawn prior to the termination of this Agreement (or (I) prior to the Company Shareholders’ Meeting in the case of a termination pursuant to Section 9.1(b)(iii) or (II) prior to the applicable breach giving rise to the termination right in the case of a termination pursuant to Section 9.1(c)(ii)) and provided that the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting (including any adjournment or postponement thereof)) and (B) within twelve (12) months after such termination, the Company (x) enters into an agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated or (y) consummates a Company Acquisition Proposal, then, in any such event, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee, less the amount of any Parent Expenses, or the Financing Failure Termination Fee, as applicable, previously paid by the Company, concurrently with the consummation of such transaction arising from such Company Acquisition Proposal (and in any event, within two (2) Business Days following such consummation); provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(a)(ii), references to “20%” and “80%” shall be replaced by “50%”.”

(H) Section 9.3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the documented out of pocket costs and expenses, including any commitment fees under the Commitment Letter and the fees and expenses of counsel, accountants, investment bankers, Parent Financing Sources, experts and consultants, incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $10,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).”

(I) The first sentence of Section 9.3(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee, the Financing Failure Termination Fee, and Parent Expenses are not a penalty, but are liquidated

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damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iv) that, without these agreements, the Parties would not enter into this Agreement.”

(J) The last sentence of Section 9.3(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“In no event shall a Company Termination Fee, a Parent Termination Fee or a Financing Failure Termination be payable more than once (except, for the avoidance of doubt, as provided in the last sentence of Section 9.3(a)(i)).”

(K) Section 9.3(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything in this Agreement to the contrary, subject to Section 10.12, (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee or the Financing Failure Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee or, except as provided in the last sentence of Section 9.3(a)(i), the Financing Failure Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future shareholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) in the event that this Agreement is terminated under circumstances where the Parent Termination Fee is payable pursuant to Section 9.3, the payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company against Parent and Merger Sub and their respective Subsidiaries and any of their

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respective former, current or future shareholders, directors, officers, employees, Affiliates or Representatives (the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise , and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.”

(L) Concurrently with the execution and delivery of this Amendment, Parent has delivered to the Company a true, complete and correct copy of the fully executed amended and restated debt commitment letter and associated fee letters dated the date hereof (with only the fee amount, economic flex, syndication levels and certain other economic terms redacted in a customary manner (none of which could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the debt commitment letter or reduce the aggregate principal amount of the Parent Financing)) (the “Amended Debt Commitment Letter”). As of the date of this Amendment, Parent hereby makes the representations and warranties in Section 4.9 of the Agreement (provided, however, that representations and warranties in Section 4.9 of the Agreement that are made as of the date of the Agreement shall be deemed to have been made as of the date hereof) with respect to the Amended Debt Commitment Letter and represents and warrants to the Company that each of the Parent Financing Sources have approved this Amendment. For the avoidance of doubt, from the execution of this Amendment, all references in the Agreement to the Parent Commitment Letter shall be deemed references to the Amended Debt Commitment Letter and all references to the Parent Financing shall be deemed to include the funding of the amounts contemplated by the Amended Debt Commitment Letter.

Section 3. Miscellaneous.

(A) Entire Agreement; Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Agreement, as amended by this Amendment (including Article X of the Agreement which is incorporated herein by reference). The Agreement (including the documents and the instruments referred to therein), as amended by this Amendment, constitutes the entire agreement among the Parties, and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

(B) Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

Remainder of Page Intentionally Left Blank

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEREDITH CORPORATION

By:	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Vice President, Secretary and Treasurer

Signature Page to Amendment No. 1 to the Agreement and Plan of Merger

GRAY TELEVISION, INC.

By:	/s/ Kevin P. Latek
Name:	Kevin P. Latek
Title:	Executive Vice President

GRAY HAWKEYE STATIONS, INC.

By:	/s/ Kevin P. Latek
Name:	Kevin P. Latek
Title:	Executive Vice President

Signature Page to Amendment No. 1 to the Agreement and Plan of Merger

Exhibit 99.1

FOR IMMEDIATE RELEASE: June 3, 2021

NEWS RELEASE

GRAY AMENDS MERGER AGREEMENT WITH MEREDITH CORPORATION

Atlanta, Georgia – Gray Television, Inc. (“Gray”) (NYSE: GTN) today confirmed that Meredith Corporation (“Meredith”) recently informed Gray that, after announcing the definitive agreement with Gray, it had received an unsolicited proposal to acquire its Local Media Group (“LMG”) division, including all of Meredith’s broadcast television stations, from another party. Gray subsequently offered to amend the parties’ Merger Agreement to increase the total consideration payable by Gray from approximately $14.50 per share in cash, or $2.7 billion in total enterprise value (after the spin off of Meredith’s National Media Group to the current Meredith shareholders), to $16.99 per share in cash, or $2.825 billion in total enterprise value; to increase certain fees due to the other party under certain termination events under the Merger Agreement; and to make certain other revisions. On June 2, 2021, Gray and Meredith entered into an amendment to reflect the revised terms.

Meredith has informed Gray that its Board of Directors unanimously approved the revised Gray proposal, citing superior certainty of value, regulatory considerations, path to close and expected timing.

Gray remains committed to moving forward with its pending acquisition of Meredith’s local television stations. Gray continues to believe that the proposed Gray/Meredith transaction is in the best interests of the shareholders of both Gray and Meredith, as well as the companies’ respective employees, business partners, and local communities.

Meredith’s Board continues to recommend that its shareholders approve the proposed transaction with Gray. In addition, Meredith shareholders with voting control of approximately 87% of the issued and outstanding Class B common stock of Meredith have entered into a voting and support agreement that generally requires that those shareholders vote their shares in favor of the adoption of the Merger Agreement and take certain other actions to support the transactions contemplated by the Merger Agreement (including voting against any competing proposal) as long as the Merger Agreement has not been terminated.

Gray continues to expect that the Meredith transaction, even as amended, will be significantly accretive to free cash flow per share. To date, Gray has identified an estimated $55 million in synergies annualized for the first full calendar year following the closing. Including these anticipated $55 million of synergies, the revised purchase price for Gray’s acquisition of Meredith represents a multiple of approximately 8.3 times a blended average of the Meredith television stations’ 2019/2020 operating cash flow.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

The transaction is subject to approval by Meredith’s shareholders and customary closing conditions and regulatory approvals, including certain consents necessary to effectuate the spin-off of Meredith’s National Media Group immediately prior to the closing of Gray’s acquisition of Meredith. Expected strong free cash flow generation through the closing of all pending transactions and throughout 2021 and 2022 is anticipated to allow Gray to deleverage its capital structure following the closing. Assuming a year-end 2021 closing, Gray anticipates that its total leverage ratio, net of all cash, would approximate 5.4 times on a trailing eight-quarter operating cash flow, including estimated annualized synergies from all announced transactions.

About Gray:

Gray Television is a television broadcast company headquartered in Atlanta, Georgia. Gray is the largest owner of top-rated local television stations and digital assets in the United States. Gray currently owns and/or operates television stations and leading digital properties in 94 television markets that collectively reach approximately 24% of U.S. television households. During 2020, Gray’s stations were ranked first in 70 markets, and ranked first and/or second in 86 markets, as calculated by Comscore’s audience measurement service. Gray also owns video program production, marketing, and digital businesses including Raycom Sports, Tupelo Honey, and RTM Studios, the producer of PowerNation programs and content, and it is the majority owner of Swirl Films.

Gray Contacts:

Website: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

Forward-Looking Statements:

This press release contains certain forward looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to complete its pending acquisition of Meredith or other pending transactions, on the terms and within the timeframe currently contemplated, any material regulatory or other unexpected requirements in connection therewith, or whether expected synergies can be achieved on a timely basis or at all, the impact of recently completed transactions, estimates of future retransmission revenue, future expenses and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This presentation reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where To Find It

This communication is not a solicitation of a proxy from any shareholder of Meredith. Gray expects Meredith will file relevant materials with the Securities and Exchange Commission in connection with the proposed transactions, including a proxy. INVESTORS OF MEREDITH ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEREDITH, GRAY AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Meredith with the SEC at the SEC’s website at www.sec.gov.

Participants in the Merger Solicitation

Gray, Meredith and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Meredith in connection with the proposed merger and related spin-off. Information about Gray’s directors and executive officers is available in its definitive proxy statement, dated March 25, 2021, for its 2021 annual meeting of shareholders. Information about Meredith’s directors and executive officers is available in Meredith’s definitive proxy statement, dated September 25, 2020, for its 2020 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and Form 10 registration statement regarding the proposed merger and related spin-off that Meredith will file with the SEC when it becomes available.

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